From:	EnviroStar, Inc.

290 NE 68 Street

Miami, FL 33138

Henry M. Nahmad (305) 754-4551

Venerando Indelicato (813) 814-0722

FOR RELEASE: at 9:00AM, Monday, November 14, 2016

EnviroStar, Inc. Reports First Quarter Results

Miami, FL – November 14, 2016 – EnviroStar, Inc. (NYSE MKT: EVI) today reported results for the three-month period ended September 30, 2016. Compared to the same period of the prior fiscal year:

Revenues increased 52% to $9.5 million from $6.2 million,

Operating income improved 125% to $566,000 from $252,000,

Net income increased 124% to $352,000 from $157,000, and

Earnings per share increased 250% to $.05 per share from $.02 per share.

Henry M. Nahmad, Chairman and Chief Executive Officer of EnviroStar stated, “We are very pleased with our first quarter performance and the growth realized in our revenues, income and earnings per share compared to the same period of fiscal 2016. We remain excited about our future, particularly in light of our addition of Western State Design during October 2016, as well as other potential acquisition and organic growth opportunities.”

EnviroStar, Inc., through its subsidiaries, is one of the nation’s largest and leading distributors of commercial and industrial laundry, dry cleaning equipment, and steam boilers equipment, parts, and related installation and routine maintenance services.

 EnviroStar, Inc.

 EnviroStar, Inc.           (NYSE MKT: EVI)

	Three months ended September 30,
	2016	2015

Revenues	$9,471,992	$6,237,200

Operating income	565,559	251,794

Provision for income taxes	213,805	95,391

Net income	351,944	157,032

Basic and diluted earnings per share	$0.05	$0.02

Weighted average basic and diluted shares outstanding	7,033,732	7,033,732

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be preceded by, followed by or otherwise include the words “may,” “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “could,” “would,” “should” or similar expressions or statements that certain events or conditions may occur. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by these forward-looking statements. Forward-looking statements are based largely on the expectations, beliefs and assumptions of the Company’s management and on the information currently available to it and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties associated with the Company’s growth strategy, including that the Company may not be successful in achieving organic growth or in identifying or consummating acquisitions or other strategic opportunities when expected or at all, and that the potential benefits of acquisitions (including the recent acquisition of Western State Design) may not be realized to the extent anticipated or at all; and other economic, competitive, governmental, technological and other risks and factors, including, without limitation, those discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 or otherwise in the Company’s filings with the Securities and Exchange Commission. Many of these risks and factors are beyond the Company’s control. In addition, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive.